# AMENDMENT TO VOTING RIGHTS PROXY AGREEMENT

THIS AMENDMENT TO VOTING RIGHTS PROXY AGREEMENT (this "Amendment") is made and entered into this as of the 27th day of October, 2009, by and among Zhejiang Jiuxin Investment Management Co., Ltd. ("Party A"), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) ("Party B"), partners holding 100% equity interests of Party B ("Partners") and China Jo-Jo Drugstores, Inc. (the "Company"). The Company is made a party hereto for the sole purpose of acknowledging this Amendment. Capitalized terms used but not defined herein shall have the meanings set forth in that certain Proxy Agreement (defined in the Recitals below).

## RECITALS:

**WHEREAS**, reference is made to that certain Voting Rights Proxy Agreement dated as of August 1, 2009 (the "Proxy Agreement"), by and among Party A, Party B and Partners;

**WHEREAS**, Party A, Party B and Partners desire to amend the termination provision of the Proxy Agreement;

**NOW, THEREFORE**, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

A. **AMENDMENT**.

(1) Section 1 of the Proxy Agreement shall read in its entirety as follows:

> "The Partners hereby agree to irrevocably grant and entrust Party A, for the maximum period of time permitted by law, with all of their voting rights as owners of Party B. Party A shall exercise such rights in accordance with and within the parameters of the laws of the PRC and the Articles of Association of Party B."

(2) Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Proxy Agreement (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, all of which (except as specified herein) remain in full force and effect.

B. **CONFLICTS**. Except as expressly set forth in this Amendment, the terms and provisions of the Proxy Agreement shall continue unmodified and in full force and effect. In the event of any conflict between this Amendment and the Proxy Agreement, this Amendment shall control.

C. **GOVERNING LAW**. This Amendment shall be governed and construed under the laws of the People's Republic of China, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

D. **COUNTERPARTS**. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or other electronic transmission of this signed Amendment shall be legal and binding on all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

**PARTY A:**
Zhejiang Jiuxin Investment Management Co., Ltd.

By: ______________________
Name: LIU Lei
Title: Executive Director

**PARTY B:**
Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership)

By: ______________________
Name: JIN Chongan
Title: Managing General Partner

**ACKNOWLEDGED BY:**

**COMPANY:**
China Jo-Jo Drugstores, Inc.

By: ______________________
Name: LIU Lei
Title: Chief Executive Officer

**SIGNATURE PAGE FOR PARTNERS**

**PARTNERS:**

LIU Lei

ID Card No.: 330107196310260910

Owns 39% of Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership)

JIN Chongan

ID Card No.: 440102196306183258

Owns 31% of Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership)

QI Li

ID Card No.: 330106197205090081

Owns 30% of Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership)